UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2011

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR (Address of principal executive offices)	97035 (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
Full Restoration of CEO Salary
     As previously reported on Form 8-K filed on June 1, 2011, on May 25, 2011 the Compensation Committee conditionally approved the full restoration of annual base salaries of the Company’s executive officers to levels in place prior to the reductions made effective March 1, 2009, and base salary increases for certain of the Company’s executive officers, subject to, among other things, the Company achieving profitability (adjusted for unusual and non-recurring items, in the discretion of the Compensation Committee) in the third fiscal quarter of 2011, such increases to be effective July 1.
     At its meeting on July 6, 2011 the Compensation Committee determined that the conditions for effectiveness were satisfied. As a result of the Committee’s determination, the executive officer salary increases and the full restoration of executive officers’ base salaries (other than those who received increases to levels in excess of their March 1, 2009 salary levels) conditionally approved on May 25, 2011 were implemented, effective July 1, 2011.
Amendment of Target Benefit Plan
     On July 6, 2011 the Compensation Committee approved the amendment and restatement of the Greenbrier Leasing Company LLC Target Benefit Plan, a supplemental retirement plan which covers certain of the Company’s executive officers, including named executive officers Mark J. Rittenbaum, Timothy A. Stuckey and Alejandro Centurion. The Target Benefit Plan was amended to make certain administrative and clarifying changes, to conform the definition of “change of control” to the definition used in the Company’s compensation plans and agreements generally, and to limit the Company’s obligation to pre-fund benefits in the event of a change of control to apply only with respect to certain participants whose employment terminates within 24 months following the change of control.
Restricted Stock Award
     Effective July 6, 2011 the Compensation Committee approved the grant of 30,000 shares of the Company’s common stock to William A. Furman. Half of the shares awarded are subject to time-based vesting and half are subject to performance-based vesting.
     The time-based shares will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based shares will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to adjusted EBITDA and working capital during the applicable measurement periods, described below. The performance goals are weighted, with vesting of 70% of the performance-based shares being dependent upon performance against the adjusted EBITDA criteria, measured during the period March 1, 2011 — August 31, 2013, and vesting of 30% of the performance-based shares being dependent upon performance against the working capital goal, measured during fiscal 2013. Vesting of shares related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for each of the adjusted EBITDA and working capital goals. If the Company achieves the threshold level of performance on a goal (which is 90% of the target level goal), then 50% of the performance-based shares tied to that goal will vest (e.g., 35% of the performance-based shares, if threshold performance is achieved for the adjusted EBITDA goal, and 15% of the performance-based shares if threshold performance is achieved for the working capital goal). If the Company achieves the target level of performance on a goal, 100% of the performance-based shares tied to that goal will vest. Stretch goals also have been established at 125% of the adjusted EBITDA and working capital goals. If the Company’s performance exceeds the target level for one or both goals, then as soon as administratively practicable following the end of the relevant performance period, the Company will grant an additional stock award to Mr. Furman of up to 15,000 shares, which additional shares will be fully vested when issued. Restricted stock vesting will be interpolated for performance between threshold and target, and any award of additional shares will be interpolated for performance between target and stretch goals. In the event of Mr. Furman’s retirement as an employee of the Company, vesting of Mr. Furman’s time-vested shares, including the shares granted in May 2011, will accelerate, and vesting of a pro rata portion of his performance-based shares, including the shares granted in May 2011, may accelerate, based upon the Company’s performance as of the date of retirement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: July 12, 2011	By:	/s/ Mark J. Rittenbaum
Mark J. Rittenbaum
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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